Consent of Person to Become Director

Pursuant to Rule 438 of the Securities Act of 1933, as amended, the undersigned hereby consents to the use of his name and to being named in the Proxy Statement/Prospectus/Information Statement constituting part of this Registration Statement on Form S-4 of Andina II Holdco Corp., as the same may be amended from time to time, as a person to become a director of Andina II Holdco Corp.

/s/ Christopher S. Shackelton
Christopher S. Shackelton

February 14, 2018